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Exhibit 99.2

November 1, 2002

To All ACT Shareholders and Employees:

        As we move toward the end of 2002, I am writing to update you on the progress of our Company over the last few months.

        2002 has been a tough year for ACT—a year where we have absorbed the impact of the closure of Concert which represented 25% of 2001 revenues and approximately $6 million in both cash flow and profit. As most of you are aware, we recently announced an outsourcing contract with AT&T, which we expect to replace Concert revenues and profits over time. Selected details are attached in the "Answers to Frequently Asked Shareholder Questions."  Meanwhile, here are some highlights of our business by product line as we go forward into 2003.

1.    Automated audio conferencing services

        The transition of our product mix from fully-attended audio conferencing to our automated service known as ReadyConnectsm continued through 2002, and we experienced dramatically increased volume growth in this sector. Lower prices accompanied the transition to automated conferencing, and consequently lowered our revenue growth rate for the year. Despite this lower growth rate, we are now achieving higher gross margins from automated services due to lower operating costs. We believe the automated market still has significant growth ahead of it, and we intend to continue to grow these revenues in the future.

2.    Attended audio conferencing services

        Volumes and revenues for our traditional niche—fully-featured, fully-attended audio conferencing services continued to grow satisfactorily. So far this year both volumes and revenues have increased satisfactorily, and prices have remained stable. Although the attended market is unlikely to grow as fast as the automated sector, it is still a very important part of our business for generating good margins, gaining new customers and developing new applications. Our attended services comprise 40% of total revenues.

3.    Videoconferencing services

        In October 2001 we acquired the videoconferencing services division of PictureTel, an international videoconferencing company. At the time of acquisition, PictureTel's revenue run rate was approximately $7 million per annum. During 2002, that revenue run rate doubled to approximately $14 million per annum. Shortly after acquiring this business, we also acquired Proximity, an international video room and event business which is growing revenues at approximately 10% per annum. Proximity's revenue run rate is $3 million per annum. Presently, combined video revenues for 2002 are estimated to be $17 million per annum or 30%-35% of our total revenues.

        Our largest challenge in videoconferencing continues to be reducing excess network and operating costs. We were quite successful this year in eliminating excess network costs, although more work remains to be done in 2003.

4.    AT&T Outsource Contract—Global Platform

        We believe the AT&T contract announced in August 2002 is one of the most significant opportunities for us internationally. AT&T has over four million corporate customers, and we estimate over 60% of the Fortune 500 are AT&T clients thus creating great opportunity for us in the marketplace.

        Revenues on our global platform servicing AT&T and other major multinationals increased to approximately $500 thousand per month in October 2002 (or $6 million in annualized revenue). This means that within only three months these revenues have reached 50% of Concert revenues, which peaked at $12 million in 2001. This is an outstanding performance and we expect revenue to significantly grow on the global platform again in 2003.

5.    Financial Model

        We are targeting overall revenues for our existing base of business of approximately $60 million-$65 million for 2003—a 15% to 25% growth rate. We recently published a financial model to describe ACT's overall cost structure and have included this in the attachment.

        According to our model, we are targeting fixed cash costs to remain constant; so as revenues increase, operating cash flow and profits increase significantly. Our short-term target over the next several months is $5.0 million in monthly revenue, $3.2 million per month (or less) for fixed cash costs, and 23% of revenue for variable costs, which are mainly telephony costs. The sooner we can achieve $5.0 million per month in revenue, the faster we can return to profitability.

6.    Summary outlook for 2003

        We believe ACT has the following opportunities in 2003 and beyond:

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  One of the broadest product offerings in a growing teleconferencing market.

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  A global presence combined with the AT&T outsource contract.

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  Further savings potential in network costs, especially videoconferencing.

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  High operating leverage against a steady fixed cost base.

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  One of the lowest cost operators relative to competitors.

        Against these opportunities, we need to balance the risks of high revenue concentration, industry pricing pressure, and our ability to maintain the highest quality of service in the face of potentially staggering volume increases.

        Please take some time to review the attachment. I would like to take this opportunity to wish you the very best for the remainder of 2002, and for good prospects for ACT in 2003.

Sincerely,
/s/ GERALD D. VAN EECKHOUT Gerald D. Van Eeckhout Chairman & CEO

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  Exhibit 99.2